Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

FOURTH QUARTER AND YEAR-END 2019 FINANCIAL RESULTS

NEWS RELEASE

Highlights for the year ended December 31, 2019:

●	Net revenues of $48,921,000

●	Gross Margin of $22,289,000, or 45.6%

●	Net loss of $414,000

●	Non-GAAP Adjusted EBITDA of $2,475,000

●	Cash flow from Operations $80,000

●	2019 Year-end customer order backlog of $3,817,000

March 19, 2020

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”) announced today results for the fourth quarter and twelve months ended December 31, 2019.

For the quarter ended December 31, 2019, the Company reported consolidated net revenues of $11,569,000, compared to $12,091,000 for the same period in 2018, a decrease of 4.3%. For the twelve months ended December 31, 2019, the Company reported consolidated net revenues of $48,921,000 compared to $52,788,000 for the same period in 2018, a decrease of 7.3%.

Tim Whelan, CEO of Wireless Telecom Group, Inc., commented, “We experienced a disappointing 2019, compared to our expectations for the second half of the year. The uncertainty and delays of telecom carrier project spend and lowered volume expectations from our largest customer late in the year led to lower than expected bookings and revenue. While the recent Coronavirus outbreak clouds the picture for 2020, we have been encouraged by strong customer interest and order flow thus far. A contributing factor to increased customer engagement is Embedded Solutions’ recent 5G Software release, enabling fast, low-risk development of small cells and private networks, as well as the recently announced collaboration agreement with NXP Semiconductor.”

Mr. Whelan continued, “We remain committed to our long term targets, vision and strategy to leverage our technology leadership and innovative specialized solutions to drive revenue growth, improved profitability and cash flow. Across all of our segments, we are starting to benefit from the continuing investment in 5G deployments, increasing demands for test & measurement solutions and the requirements of private LTE buildouts.”

Fourth Quarter and Year End 2019 Review

For the quarter ended December 31, 2019, net revenues in the Network Solutions segment were $5,312,000, compared to $5,094,000 for the same period in 2018, an increase of 4.3%. For the twelve months ended December 31, 2019, net revenues in the Network Solutions segment were $21,830,000 compared to $22,275,000 for the same period in 2018, a decrease of 2.0%. The revenue decrease from prior year was due primarily to a highly competitive pricing environment impacting the entire industry and fewer large projects, slightly offset by increased sales of our new products and customized integrated solutions.

For the quarter ended December 31, 2019, net revenues in the Test & Measurement segment were $4,348,000, compared to $3,231,000 for the same period in 2018, an increase of 34.6%. For the twelve months ended December 31, 2019, net revenues in the Test & Measurement segment were $13,566,000 compared to $14,212,000 for the same period in 2018, a decrease of 4.5%. The decrease from 2018 reflected lower government orders and fewer large projects.

For the quarter ended December 31, 2019, net revenues in the Embedded Solutions segment were $1,909,000, compared to $3,766,000 in the same period in 2018, a decrease of 49.3%. For the twelve months ended December 31, 2019, net revenues in the Embedded Solutions segment were $13,525,000 compared to $16,301,000 for the same period in 2018, a decrease of 17.0%. The decrease in revenue from the prior year was primarily due to lower sales of LTE software licenses offset only partially by increased sales of digital processing hardware used in wireless network test equipment to our largest customer.

The Company also reported consolidated gross profit of $5,604,000, or 48.4%, for the quarter ended December 31, 2019, compared to $5,264,000, or 43.5%, for the same period in 2018. Consolidated gross profit was $22,289,000, or 45.6%, for the year ended December 31, 2019, compared to $24,167,000, or 45.8%, for the same period in 2018. The increase in gross profit margin in the quarter was primarily due to favorable product mix in the Test and Measurement segment, offset by lower margins at the Embedded Solutions segment as higher margin software sales declined year over year.

For the quarter ended December 31, 2019, the Company reported consolidated operating expenses of $6,154,000, compared to $6,006,000 for the same period in 2018, an increase of $148,000. For the twelve months ended December 31, 2019, the Company reported consolidated operating expenses of $23,768,000, compared to $23,388,000 for the same period in 2018, an increase of $380,000. The increase in operating expenses is primarily due to increased research and development expenses on our 5G NR product roadmap.

The net income for the quarter ended December 31, 2019 was $235,000, compared to a net loss of $717,000 for the same period in 2018. Net loss for the year ended December 31, 2019 was $414,000 compared to net income of $35,000 for the year ended December 31, 2018.

Non-GAAP Adjusted EBITDA for the quarter ended December 31, 2019 was $895,000, compared to $386,000 of non-GAAP Adjusted EBITDA for the same period in 2018. Non-GAAP Adjusted EBITDA for the year ended December 31, 2019 was $2,475,000, compared to $4,829,000 of non-GAAP Adjusted EBITDA for the same period in 2018. The decrease in non-GAAP Adjusted EBITDA of $2,354,000, or 48.7%, from 2018 is primarily attributable to the $3,867,000 decrease in consolidated revenues. An explanation of our non-GAAP measures and a reconciliation of net income to non-GAAP Adjusted EBITDA are included as an attachment to this press release.

The Company’s consolidated backlog of firm orders to be shipped in the next twelve months was approximately $3,817,000 at December 31, 2019, a decrease of $4,403,000, or 53.6% compared to December 31, 2018. The backlog decrease is principally attributable to lower bookings for the Embedded Solutions hardware cards in the quarter ending December 31, 2019.

Outlook

The Company is currently evaluating the impact of the Coronavirus outbreak on its operations and business outlook. To date, there has not been any significant reduction in the Company’s supply chain, and no impact on its U.S.-based operations or purchase flow from customers. This situation is volatile, however, and could change as the developments unfold.

Looking into 2020, the Company expects that its previously disclosed cost reduction actions will reduce approximately $1.5 million of annualized expenses across cost of goods sold and operating expenses as compared to 2019. The Company has also realized improving customer orders in the first quarter related to its Network Solutions and Test & Measurement segments and expects both segments to see improved order flow in the quarter ending March 31, 2020 as compared to the same period in 2019. As previously disclosed, while Embedded Solutions order flow in the quarter ending March 31, 2020 is expected to be substantially less than the same period in 2019 due to a decline in hardware orders, the segment is responding to increasing interest in its 4G and 5G software offerings and the Company is encouraged by initial results. The Company expects to provide additional information regarding its financial outlook once the impact of the Coronavirus outbreak is better understood and the situation stabilizes.

Conference Call

As previously announced, Wireless Telecom Group Inc. will host a conference call today at 8:30 a.m. ET in which management will discuss fourth quarter and year end 2019 results and related matters. To participate in the conference call, dial 800-346-7359 or 973-528-0008. The conference identification number is 238612. The call will also be webcast over the internet at the following URL:

https://www.webcaster4.com/Webcast/Page/1690/33512

A replay will be made available on the Wireless Telecom website for a limited period of time following the conference call.

Contact: Mike Kandell

(973) 386-9696

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Management believes, however, that certain non-GAAP financial measures used in managing the Company’s business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. The foregoing measures do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

The Company defines EBITDA as its net earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” is EBITDA excluding our stock compensation expense, restructuring charges, acquisition expenses, integration expenses, unrealized and realized foreign exchange gains and losses, non-recurring legal fees associated with the Harris arbitration and other non-recurring costs and includes cash received in 2018 related to revenue that would have been recognized in 2018 but for the adoption of ASU Topic 606. A reconciliation of net income to non-GAAP Adjusted EBITDA is included as an attachment to this press release.

GAAP operating expenses (“GAAP opex”) includes research and development expenses, sales and marketing expenses and general and administrative expenses. The Company defines non-GAAP Operating Expenses (“Non-GAAP Opex”) as GAAP opex excluding stock compensation expense, restructuring charges, acquisition expenses, integration expenses, depreciation and amortization expense, non-recurring legal fees associated with the Harris arbitration and other non-recurring costs and expenses.

The Company views Adjusted EBITDA and Non-GAAP Opex as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. We believe Adjusted EBITDA is an important performance metric because it facilitates the analysis of our results, exclusive of certain non-cash and non-recurring items, including items which do not directly correlate to our business operations.

The Company believes that Adjusted EBITDA and Non GAAP Opex metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management’s entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, our expectation that we will reduce annualized costs and expenses by $1.5 million in 2020 as compared to the prior year; that we expect both the Test & Measurement and Network Solutions segments to see improved order flow in the quarter ended March 31, 2020 as compared to the same quarter last year; and, that Embedded Solutions order flow in the quarter ended March 31, 2020 will be substantially less than the same period in the prior year due to a decline in hardware orders. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the demand for private 4G LTE and 5G private networks; the loss of any significant customers of the Company; the ability of management to successfully implement the Company’s business plan and strategy; management’s ability to integrate the Holzworth business successfully; the impact of the coronavirus outbreak on customer orders, supply chain and the Company’s operations; the impact of competitive products and pricing; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, Microlab and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor and medical industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, power splitters and combiners, GPS repeaters, public safety components, noise sources, and programmable noise generators, Wireless Telecom Group enables the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com.

Wireless Telecom Group Inc.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
NET REVENUES	$11,569	$12,091	$48,921	$52,788

COST OF REVENUES	5,965	6,827	26,632	28,621

GROSS PROFIT	5,604	5,264	22,289	24,167

Operating Expenses
Research and Development	1,361	1,249	5,917	4,909
Sales and Marketing	1,959	1,956	7,677	7,595
General and Administrative	2,834	2,436	10,174	10,306
Loss on Change in Fair Value of Contingent Consideration	-	365	-	578
Total Operating Expenses	6,154	6,006	23,768	23,388

Operating Income/(Loss)	(550)	(742)	(1,479)	779

Other Income/(Expense)	(275)	(48)	(2)	(121)
Interest Expense	(57)	(226)	(305)	(575)
Income/(Loss) before taxes	(882)	(1,016)	(1,786)	83

Tax Provision/(Benefit)	(1,117)	(299)	(1,372)	48
Net Income/(Loss)	$235	$(717)	$(414)	$35

Other Comprehensive Income/(Loss):
Foreign Currency Translation Adjustments	1,103	(294)	539	(892)
Comprehensive Income/(Loss)	$1,338	$(1,011)	$125	$(857)

Earnings/(Loss) Per Share:
Basic	$0.01	$(0.03)	$(0.02)	$0.00
Diluted	$0.01	$(0.03)	$(0.02)	$0.00

Weighted Average Shares Outstanding:
Basic	21,130	20,973	21,111	20,858
Diluted	21,630	20,973	21,111	21,566

CONSOLIDATED BALANCE SHEET

(In thousands, except number of shares and par value)

	December 31	December 31
	2019	2018
CURRENT ASSETS
Cash & Cash Equivalents	$4,245	$5,015
Accounts Receivable - net of reserves of $69 and $44, respectively	6,152	8,638
Inventories - net of reserves of $969 and $1,910, respectively	7,325	6,884
Prepaid Expenses and Other Current Assets	1,871	1,689

TOTAL CURRENT ASSETS	19,593	22,226

PROPERTY PLANT AND EQUIPMENT - NET	2,147	2,578

OTHER ASSETS
Goodwill	10,069	9,778
Acquired Intangible Assets, net	2,219	3,206
Deferred Income Taxes	6,013	5,592
Right Of Use Assets	1,436	-
Other	874	787

TOTAL OTHER ASSETS	20,611	19,363

TOTAL ASSETS	$42,351	$44,167

CURRENT LIABILITIES
Short Term Debt	$2,696	$2,016
Accounts Payable	2,227	3,252
Short Term Leases	440	-
Accrued Expenses and Other Current Liabilities	2,657	6,083
Deferred Revenue	42	103

TOTAL CURRENT LIABILITIES	8,062	11,454

LONG TERM LIABILITIES
Long Term Leases	1,018	-
Other Long Term Liabilities	77	115
Deferred Tax Liability	503	616
TOTAL LONG TERM LIABILITIES	1,598	731

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 2,000,000 shares authorized, none issued	-	-
Common Stock, $.01 par value, 75,000,000 shares authorized, 34,488,252 and 34,393,252 shares issued, 21,300,252 and 21,205,251 shares outstanding	345	344
Additional Paid in Capital	49,062	48,479
Retained Earnings	7,142	7,556
Treasury Stock at Cost, 13,188,000	(24,509)	(24,509)
Accumulated Other Comprehensive Income	651	112
TOTAL SHAREHOLDERS’ EQUITY	32,691	31,982

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,351	$44,167

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	For the Twelve Months
	Ended December 31
	2019	2018
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Income/(Loss)	$(414)	$35
Adjustments to reconcile net income/(loss) to net cash provided by/(used) by operating activities:
Depreciation and Amortization	2,151	2,305
Amortization of Debt Issuance Fees	63	78
Share-based Compensation Expense	584	702
Deferred Rent	(24)	11
Deferred Income Taxes	(551)	233
Provision for Doubtful Accounts	25	-
Inventory Reserves	103	359
Changes in Assets and Liabilities:
Accounts Receivable	2,465	231
Inventories	(502)	(751)
Prepaid Expenses and Other Assets	42	(850)
Accounts Payable	(1,055)	(735)
Payment of Contingent Consideration	(772)	-
Accrued Expenses and Other Liabilities	(2,035)	2,372
Net Cash Provided by Operating Activities	80	3,990

CASH FLOWS USED BY INVESTING ACTIVITIES
Capital Expenditures	(392)	(853)
Acquisition of Business	(426)	(805)
Net Cash Used by Investing Activities	(818)	(1,658)

CASH FLOWS PROVIDED/(USED) BY FINANCING ACTIVITIES
Revolver Borrowings	36,544	37,695
Revolver Repayments	(35,712)	(37,355)
Term Loan Repayments	(152)	(152)
Debt Issuance Fees	(110)	-
Payment of Contingent Consideration	(782)	-
Proceeds from Exercise of Stock Options	-	288
Net Cash Provided/(Used) by Financing Activities	(212)	476

Effect of Exchange Rate Changes on Cash and Cash Equivalents	180	(251)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(770)	2,557

Cash and Cash Equivalents, at Beginning of Period	5,015	2,458

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$4,245	$5,015

SUPPLEMENTAL INFORMATION:
Cash Paid During the Period for Interest	$185	$176
Cash Paid During the Period for Income Taxes	$108	$41

NET REVENUE AND GROSS PROFIT BY SEGMENT

(In thousands)

	Three months ended December 31
	Revenue		% of Revenue		Change
	2019	2018	2019	2018	Amount	Pct.
Network Solutions	$5,312	$5,094	45.9%	42.1%	$218	4.3%
Test and Measurement	4,348	3,231	37.6%	26.7%	1,117	34.6%
Embedded Solutions	1,909	3,766	16.5%	31.1%	(1,857)	-49.3%
Total Net Revenues	$11,569	$12,091	100.0%	100.0%	$(522)	-4.3%

	Three months ended December 31
	Gross Profit		Gross Profit %		Change
	2019	2018	2019	2018	Amount	Pct.
Network Solutions	$2,323	$2,204	43.7%	43.3%	$119	5.4%
Test and Measurement	2,478	1,509	57.0%	46.7%	969	64.2%
Embedded Solutions	803	1,551	42.1%	41.2%	(748)	-48.2%
Total Gross Profit	$5,604	$5,264	48.4%	43.5%	$340	6.5%

	Twelve months ended December 31
	Revenue		% of Revenue		Change
	2019	2018	2019	2018	Amount	Pct.
Network Solutions	$21,830	$22,275	44.6%	42.2%	$(445)	-2.0%
Test and Measurement	13,566	14,212	27.7%	26.9%	(646)	-4.5%
Embedded Solutions	13,525	16,301	27.7%	30.9%	(2,776)	-17.0%
Total Net Revenues	$48,921	$52,788	100.0%	100.0%	$(3,867)	-7.3%

	Twelve months ended December 31
	Gross Profit		Gross Profit %		Change
	2019	2018	2019	2018	Amount	Pct.
Network Solutions	$9,216	$9,756	42.2%	43.8%	$(540)	-5.5%
Test and Measurement	7,320	7,018	54.0%	49.4%	302	4.3%
Embedded Solutions	5,753	7,393	42.5%	45.4%	(1,640)	-22.2%
Total Gross Profit	$22,289	$24,167	45.6%	45.8%	$(1,878)	-7.8%

RECONCILIATION OF NET INCOME TO NON-GAAP EBITDA AND NON-GAAP ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
GAAP Net Income/(Loss), as reported	$235	$(717)	$(414)	$35
Tax Provision/(Benefit)	(1,117)	(299)	(1,372)	48
Depreciation and Amortization Expense	480	532	2,151	2,305
Interest Expense	57	226	305	575
Non-GAAP EBITDA	(345)	(258)	670	2,963
Stock Compensation Expense	24	197	584	702
ASC 606 Adjustment	-	-	-	345
Merger and Acquisition Expenses	845	-	845	-
Integration Expenses	-	-	-	60
Restructuring Costs	127	-	250	-
Inventory Recovery	(2)	(5)	(20)	(28)
FX (Gain)/Loss	286	47	29	104
US GAAP Purchase Accounting	-	40	-	105
Change in Fair Value of Contingent Consideration	-	365	-	578
Non Recurring Arbitration Legal Costs	(39)	-	117	-
Non-GAAP Adjusted EBITDA	$895	$386	$2,475	$4,829

RECONCILIATION OF OPEX TO NON-GAAP OPEX

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
GAAP Opex	$6,154	$6,005	$23,768	$23,388
M&A/Integration	(845)	-	(845)	(60)
Restructuring	(127)	-	(250)	-
Stock Comp	(24)	(197)	(584)	(702)
Depreciation & Amortization (ex. COGS)	(429)	(455)	(1,908)	(1,783)
Contingent Consideration	-	(365)	-	(578)
Non Recurring Arbitration Legal Costs	39	-	(117)	-
Tax Bonus/Purchase Accounting	-	(40)	-	(105)
Non GAAP Opex	$4,768	$4,948	$20,064	$20,160